Exhibit 5.2

Sullivan & Worcester LLP
One Post Office Square
Boston, MA 02109

September 2, 2009

American DG Energy Inc.
45 First Avenue
Waltham, MA 02451

Re:	Registration Statement on Form S-1
File No. 333-159580

Ladies and Gentlemen:

The following opinion is being furnished to you in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), by American DG Energy Inc., a Delaware corporation (the “Company”), of its Common Stock (the “Registered Shares”) consisting of the following: (i) 17,496,966 shares of Common Stock currently outstanding, (ii) 4,761,905 shares of Common Stock issuable upon conversion of outstanding convertible debt and (iii) 50,000 shares of Common Stock issuable upon the exercise of outstanding warrants. The Registered Shares are being registered for resale pursuant to the above-described registration statement (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933.

We have acted as counsel to the Company in connection with the Registration Statement, and we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and such other documents as we have considered necessary in order to furnish the opinion hereinafter set forth.

We express no opinion herein as to any laws other than the Delaware General Corporation Law, the applicable provisions of the Delaware constitution and reported judicial decisions interpreting these laws, and the federal law of the United States, and we express no opinion as to state securities or blue sky laws.

Based on and subject to the foregoing, we are of the opinion that the outstanding shares of Common Stock being registered are, and the shares of Common Stock issuable upon conversion or exercise of convertible debt or warrants will be upon the valid conversion or exercise thereof will be, duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

SULLIVAN AND WORCESTER LLP